Exhibit 99.1

For Immediate Release

First Interstate BancSystem, Inc. Announces Effectiveness of Automatic Conversion of its Class B Common Stock into Class A Common Stock
Billings, MT - March 25, 2022 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (“FIBK”), parent company of First Interstate Bank, announced today that all outstanding shares of its Class B common stock automatically converted into Class A common stock on a one-for-one basis before the markets opened for trading. The conversion had no effect on the economic rights of holders of shares of Class A common stock or Class B common stock; the conversion merely eliminated the different voting powers of the two classes of common stock. FIBK does not expect the conversion to have any material effect on its future operations.
The conversion occurred automatically pursuant to FIBK’s Third Amended and Restated Articles of Incorporation, as amended, because the number of its outstanding shares of Class B common stock represented today, the record date for determining the shareholders of FIBK entitled to notice of, and to vote at, its upcoming 2022 Annual Meeting of Shareholders, is less than twenty percent (20%) of the aggregate number of all the outstanding shares of Class A common stock and Class B common stock of FIBK. The former holders of Class B common stock now hold Class A common stock with the same voting powers, preferences, rights and qualifications, limitations and restrictions as the other holders of Class A common stock. All shares of FIBK’s outstanding capital stock, composed now solely of shares of Class A common stock, are entitled to one vote per share. FIBK is no longer deemed a “controlled company” under the applicable rules of the NASDAQ Stock Market.
No stockholder action was required in connection with the conversion. Any existing stock certificates validly issued for shares of FIBK’s Class B common stock, if any, will now represent only shares of Class A common stock, and shares held in brokerage accounts or with FIBK’s transfer agent will be automatically adjusted to reflect the change. In connection with the conversion, FIBK’s Class A common stock will continue to trade on the NASDAQ Stock Market under the ticker symbol “FIBK” and will maintain the same CUSIP number previously assigned to the Class A common stock.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Montana, Nebraska, Missouri, Minnesota, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contacts:

Media:	Brittany Cremer
PR & Communications Manager First Interstate BancSystem, Inc. (406) 255-5310 brittany.cremer@fib.com

Investors:	John R. Stewart
Deputy Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5311 john.stewart@fib.com
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